UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                Commission File Number 001-13202
                                                                      ----------

(Check One):
|_| Form 10-K |_| Form 20-F |X| Form 11-K |_| Form 10-Q |_| Form N-SAR |_| Form N-CSR


For Period Ended:    December 31, 2005
                 ---------------------------------------------------------------

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR


For the Transition Period Ended:________________________________________________


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:________________________

                                     PART I
                             REGISTRANT INFORMATION


______________________________________________________________________________
Full Name of Registrant:
                  Nokia Retirement Savings and Investment Plan
______________________________________________________________________________
Former Name if Applicable:
                                       N/A
______________________________________________________________________________
Address of Principal Executive Office (Street and Number):

                             6000 Connection Drive
______________________________________________________________________________
City, State and Zip Code:
                              Irving, Texas 75039
______________________________________________________________________________


                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     The Annual Report on the Form 11-K for the year ended December 31, 2005 (the "2005 Form 11-K") for the Nokia Savings and Retirement Plan (the "Registrant") cannot be filed within the prescribed time period because of unanticipated delays in the collection and compilation of necessary information. Certain information was not received in a timely manner from a former record keeper due to unforeseen circumstances beyond the control of the Registrant. Consequently, the Registrant was unable to complete its financial statements in a timely manner and will be unable to file the 2005 Form 11-K for the plan without unreasonable effort and expense. The Registrant fully intends to file the 2005 Form 11-K within the time frame mandated by Rule 12b-25.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Linda Fonteneaux                    (972) 894-5295
     --------------------------------    -------------------------------
     (Name)                              (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     |X| Yes |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Nokia Retirement Savings and Investment Plan
 -------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 29, 2006                  By:    /s/ Linda Fonteneaux
                                             --------------------------------
                                      Name:  Linda Fonteneaux
                                      Title: Plan Administrator